EXHIBIT 10.45

                          AGREEMENT AND PLAN OF MERGER

                          Dated as of December 8, 1997

                                  By and Among

                      Castle Dental Centers of Texas, Inc.
                                  as Purchaser,


                           Steve W. Lebo, D.D.S., Inc.
                                 as the Company

                                       and

                              Steve W. Lebo, D.D.S.
                                 as Shareholder

                                TABLE OF CONTENTS

ARTICLE I
         DEFINITIONS..............................................................................................1
         1.1      Definitions.....................................................................................1

ARTICLE II

         THE TRANSACTION..........................................................................................4
         2.1      Merger..........................................................................................4
         2.2      Articles of Incorporation; Bylaws...............................................................5
         2.3      Directors; Officers.............................................................................5
         2.4      Conversion of Company Common Stock..............................................................5
         2.5      Exchange of Stock Certificates..................................................................5
         2.6      Subsequent Actions..............................................................................6
         2.7      Closing.........................................................................................6

ARTICLE III

         PAYMENT OF PURCHASE PRICE................................................................................6
         3.1      Amount; Allocation; Delivery....................................................................6
         3.2      Additional Contingent Purchase Price Consideration..............................................6
         3.3      Agency Relationship.............................................................................8

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE COMPANYAND THE SHAREHOLDER.........................................8
         4.1      Representations and Warranties of the Company and the Shareholder.  ............................8
         4.2      Existence and Good Standing.....................................................................8
         4.3      Authorization and Validity of Agreement.........................................................8
         4.4      Capital Stock...................................................................................9
         4.5      Consents and Approvals; No Violations...........................................................9
         4.6      Subsidiaries and Affiliates.....................................................................9
         4.7      Financial Statements; No Material Adverse Change...............................................10
         4.8      Books and Records..............................................................................10
         4.9      Title to Properties; Encumbrances; Condition...................................................10
         4.10     Real Property..................................................................................11
         4.11     Leases.........................................................................................11

                                       -i-

         4.12     Material Contracts.............................................................................11
         4.13     Permits........................................................................................12
         4.14     Litigation.....................................................................................12
         4.15     Taxes..........................................................................................12
         4.16     Insurance......................................................................................13
         4.17     Intellectual Properties........................................................................13
         4.18     Compliance with Laws...........................................................................13
         4.19     Employment Relations...........................................................................13
         4.20     Employee Benefit Plans.........................................................................14
         4.21     Environmental Laws and Regulations.............................................................14
         4.22     Interests in Customers, Suppliers, Etc.........................................................14
         4.23     Compensation of Employees......................................................................15
         4.24     Payors.  ......................................................................................15
         4.25     Accounts Receivable; Accounts Payable..........................................................15
         4.26     Investments....................................................................................15
         4.27     Broker's or Finder's Fees......................................................................15
         4.28     Copies of Documents............................................................................15
         4.29     Investment Representations.....................................................................15
         4.30     Due Diligence..................................................................................16

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................16
         5.1      Representations and Warranties of Purchaser....................................................16
         5.2      Existence and Good Standing of Purchaser; Power and Authority..................................17
         5.3      No Violations..................................................................................17
         5.4      Capital Stock..................................................................................17
         5.5      Litigation.....................................................................................18
         5.6      Financial Statements...........................................................................18
         5.7      Broker's or Finder's Fees......................................................................18
         5.8      Business Information...........................................................................18
         5.9      SEC Filings....................................................................................18
         5.10     Absence of Certain Changes.....................................................................19
         5.11     Compliance with Laws...........................................................................19
         5.12     Environmental Laws and Regulations.............................................................19
         5.13     Taxes..........................................................................................19


                                      -ii-




ARTICLE VI

         CONDITIONS TO THE SHAREHOLDER'S OBLIGATIONS.............................................................20
         6.1      Truth of Representations and Warranties........................................................20
         6.2      Performance of Agreements......................................................................20
         6.3      No Litigation Threatened.......................................................................21
         6.4      Consideration..................................................................................21
         6.5      Governmental Approvals.........................................................................21
         6.6      Proceedings....................................................................................21
         6.7      Good Standing Certificates.....................................................................21
         6.8      Employment Agreement...........................................................................21
         6.9      Registration Rights Agreement..................................................................21
         6.10     No Material Adverse Change.....................................................................21
         6.11     Resolutions....................................................................................21
         6.12     Legal Opinion..................................................................................22

ARTICLE VII

         CONDITIONS TO PURCHASER'S OBLIGATIONS...................................................................22
         7.1      Truth of Representations and Warranties........................................................22
         7.2      Performance of Agreements......................................................................22
         7.3      Documents of Conveyance........................................................................22
         7.4      No Litigation Threatened.......................................................................22
         7.5      Governmental Approvals.........................................................................22
         7.6      Consents.......................................................................................22
         7.7      Legal Opinion..................................................................................23
         7.8      Proceedings....................................................................................23
         7.9      Castle PC......................................................................................23
         7.10     Good Standing Certificates.....................................................................23

ARTICLE VIII

         COVENANTS OF THE COMPANY AND THE SHAREHOLDER............................................................23
         8.1      Cooperation by the Company and the Shareholder.................................................23
         8.2      Amendment of Schedules.........................................................................24
         8.3      Conduct of Business............................................................................24
         8.4      Exclusive Dealing..............................................................................24
         8.5      Review of the Assets...........................................................................24
         8.6      Further Assurances.............................................................................24

                                      -iii-

ARTICLE IX

         COVENANTS OF PURCHASER..................................................................................25
         9.1      Cooperation by Purchaser.......................................................................25
         9.2      Amendment of Schedules.........................................................................25
         9.3      Further Assurances.............................................................................25
         9.4      Indemnification and Insurance..................................................................25

ARTICLE X

         TERMINATION.............................................................................................26
         10.1     Termination....................................................................................26
         10.2     Effect on Obligations..........................................................................26

ARTICLE XI

         SURVIVAL AND INDEMNIFICATION............................................................................27
         11.1     Indemnification of the Company and the Shareholder.............................................27
         11.2     Indemnification of the Purchaser...............................................................27
         11.3     Demands........................................................................................27
         11.4     Right to Contest and Defend....................................................................28
         11.5     Cooperation....................................................................................28
         11.6     Right to Participate...........................................................................29
         11.7     Payment of Damages.............................................................................29
         11.8     Right of Setoff................................................................................29
         11.9     Dispute as to Right of Indemnification.........................................................29
         11.10    Indemnification Deductible.....................................................................29
         11.11    Indemnification Cap............................................................................29
         11.12    Survival of Representations and Warranties.....................................................30

ARTICLE XII

         MISCELLANEOUS...........................................................................................30
         12.1     Shareholder Guarantees.........................................................................30
         12.2     Entire Agreement...............................................................................30
         12.3     Successors and Assigns.........................................................................30
         12.4     Counterparts...................................................................................30
         12.5     Headings.......................................................................................30
         12.6     Modification and Waiver........................................................................30
         12.7     No Third Party Beneficiary Rights..............................................................31

                                      -iv-

         12.8     Sales and Transfer Taxes.......................................................................31
         12.9     Expenses.......................................................................................31
         12.10    Notice.........................................................................................31
         12.11    Governing Law..................................................................................32
         12.12    Confidentiality; Publicity.....................................................................32
         12.13    Attorneys' Fees................................................................................32
         12.14    Consent to Jurisdiction........................................................................32
         12.15    Severability...................................................................................32
         12.16    Enforcement....................................................................................33

SCHEDULES

         Schedule 4.5               Consents
         Schedule 4.6               Interests in Other Entities
         Schedule 4.7               Material Adverse Change
         Schedule 4.9               Encumbrances
         Schedule 4.10              Real Property
         Schedule 4.11              Leased Personal Property
         Schedule 4.12              Material Contracts and Proposals
         Schedule 4.13              Permits
         Schedule 4.14              Litigation
         Schedule 4.15              Taxes
         Schedule 4.16              Insurance Policies
         Schedule 4.17              Intellectual Property
         Schedule 4.21              Environmental Matters
         Schedule 4.22              Other Business Relationships
         Schedule 4.23              Employee Compensation
         Schedule 4.24              Payors
         Schedule 4.25              Accounts Receivable
         Schedule 5.6               Purchaser Financial Statement
         Schedule 5.8               Business Information
         Schedule 5.10              Certain Changes
         Schedule 5.11              Compliance with Laws
         Schedule 5.12              Environmental Matters
         Schedule 5.13              Taxes

EXHIBITS

         Exhibit A-1                Form of Promissory Note
         Exhibit A-2                Form of Promissory Note
         Exhibit B                  Purchaser Suitability Questionnaire
         Exhibit C                  Employment Agreement
         Exhibit D                  Registration Rights Agreement

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of December 8, 1997 by and among Castle Dental Centers of Texas, Inc., a Texas corporation ("Purchaser"), Steve
W. Lebo, D.D.S., Inc., a Texas professional corporation (the "Company") and Steve W. Lebo the sole shareholder of the Company (the "Shareholder").

                              W I T N E S S E T H:

         WHEREAS, Company is engaged in the Business and Purchaser is engaged in the Business of managing certain non-dentistry aspects of dental practices;

         WHEREAS, it is intended for federal income tax purposes that the reorganization contemplated by this Agreement shall qualify as a reorganization within the meaning of Section 368(a) of the Code;

         NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "ACCOUNTS PAYABLE": the payables of the Company to trade account and other creditors.

         "ACCOUNTS RECEIVABLE": all notes and accounts receivable of the Company.

         "AFFILIATE": with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

         "AGREEMENT": this Agreement and Plan of Merger.

         "BUSINESS": the practice management of dentistry and periodontics and all other management and related activities currently conducted by the Company.

         "BUSINESS DAY": a day other than a Saturday, Sunday or a legal holiday on which commercial banks are required or authorized to close in the State of Texas.

         "CASTLE PC": Jack H. Castle, D.D.S., P.C., a Texas professional corporation.

         "CLOSING":  as defined in Section 2.7 hereof.

         "CLOSING BALANCE SHEET DATE": November 30, 1997.

         "CLOSING DATE":  as defined in Section 2.7 hereof.

         "CLOSING DATE BALANCE SHEET": the Balance Sheet dated as of the Closing Balance Sheet Date.

         "CODE": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

         "COMPANY": as defined in the preamble of the Agreement.

         "EMPLOYMENT AGREEMENT": the employment agreement executed pursuant hereto substantially in the form of Exhibit B attached hereto.

         "ENCUMBRANCES": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto that would have a Material Adverse Effect.

         "ENVIRONMENTAL CLAIM": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law (for purposes of this definition, "Claims"), including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial or other actions of damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "ENVIRONMENTAL LAW": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. ss. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ.; and relevant state and local laws.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

         "FINANCIAL STATEMENTS": as defined in Section 4.7 hereof.

         "GAAP": generally accepted accounting principles consistently applied in the United States of America.

         "HAZARDOUS MATERIALS": (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by an governmental authority.

         "INTELLECTUAL PROPERTY": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information relating to the conduct of the Business.

         "KNOWLEDGE": actual knowledge.

         "MATERIAL ADVERSE EFFECT": material adverse effect on the assets, liabilities, business, financial condition, results of operations, of a Person, taken as a whole.

         "PERMITS":  as defined in Section 4.13 hereof.

         "PERMITTED ENCUMBRANCES":  as defined in Section 4.9 hereof.

         "PERSON": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or other entity.

         "PLANS":  as defined in Section 4.20 hereof.

         "PRE-CLOSING PERIODS":  as defined in Section 4.15(a) hereof.

         "PRICE ALLOCATION":  as defined in Section 3.1 hereof.

         "PURCHASE PRICE":  as defined in Section 3.1 hereof.

         "PURCHASER":  as defined in the preamble of this Agreement.

         "RETURNS":  as defined in Section 4.15(a) hereof.

         "RELEASE": disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         "STOCK":  as defined in Section 4.4 hereof.

         "TAX": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, AD VALOREM, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.


                                   ARTICLE II

                                 THE TRANSACTION

         2.1 MERGER. Subject to and upon the terms and conditions contained herein, on the Closing Date, the Company shall be merged with and into Purchaser (or its designated affiliate, in which case, the references herein to Purchaser shall be to such designated affiliate and its shares of common stock) in accordance with this Agreement and the separate corporate existence of the Company shall thereupon cease ("Merger"). Purchaser shall be the surviving corporation in the Merger ("Surviving Corporation") and shall continue to be governed by the laws of the State of Texas and the separate corporate existence of Purchaser with all rights, privileges, powers, immunities and purposes shall continue unaffected by the Merger. The Merger shall have the effects specified in the Texas Business Corporation Act. If all the conditions to the Merger set forth herein shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance herewith, the parties hereto shall cause to be properly executed and filed on the Closing Date Articles of Merger for the Company meeting the applicable legal requirements. The Merger shall become effective on the Closing Date or the filing of such documents, in accordance with applicable law, or at such later time as the parties hereto have agreed upon and designated in such merger filings.

         2.2 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation and Bylaws of Purchaser shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until duly amended in accordance with their terms.

         2.3 DIRECTORS; OFFICERS. The persons who are directors of Purchaser immediately prior to the effective date of the Merger shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws. The persons who are officers of Purchaser immediately prior to the effective date of the Merger shall be the officers of the Surviving Corporation and shall hold their respective offices until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

         2.4 CONVERSION OF COMPANY COMMON STOCK. As a result of the Merger and without any action on the part of the holder thereof, all shares of the Company's common stock issued and outstanding on the effective date of the Merger shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and the holder of a certificate representing shares of Company common stock shall thereafter cease to have any rights with respect to such shares except the right to receive the consideration set forth in Article III as the Purchase Price (the "Merger Consideration"). Each share of common stock of the Company held in treasury at the effective date of the Merger shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor. On the effective date of the Merger, each share of Purchaser common stock issued and outstanding shall, by virtue of the Merger, and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a share of validly issued, fully paid and nonassessable Surviving Corporation common stock.

         2.5 EXCHANGE OF STOCK CERTIFICATES. On the effective date of the Merger, the Shareholder, as the holder of a certificate or certificates representing all outstanding shares of Company common stock, shall, upon surrender of such certificate or certificates, receive the Merger Consideration. All shares of Common Stock issuable to the Shareholder in the Merger shall be deemed for all purposes to have been issued on the Closing Date. The Shareholder shall deliver to Purchaser at Closing the certificate or certificates representing the Company common stock owned by him, duly endorsed in blank by the Shareholder, or accompanied by a duly executed blank stock power, and with all necessary transfer tax and other revenue stamps, acquired at the Shareholder's expense, affixed and cancelled.

         2.6 SUBSEQUENT ACTIONS. If, at any time after the Closing Date, Purchaser shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Purchaser its right, title or interest in, or under any of the Company's assets or otherwise to carry out this Agreement, in return for the consideration set forth in this Agreement, the Company and Shareholder shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Company's assets in Purchaser or otherwise to carry out this Agreement.

         2.7 CLOSING. Subject to the satisfaction of the conditions to closing set forth herein, the closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Bracewell & Patterson, L.L.P., Houston, Texas, on or before December 12, 1997, or such other place, date and time as may be mutually agreed upon by the parties. Such time and date are referred to herein as the "Closing Date."


                                   ARTICLE III

                            PAYMENT OF PURCHASE PRICE

         3.1 AMOUNT; ALLOCATION; DELIVERY. At the Closing, Purchaser shall pay to Shareholder the following (the "Purchase Price"):

                  (a) One Million, Four Hundred Forty-Eight Thousand, Eight Hundred Twelve Dollars and 50/100 ($1,448,812.50) (the "Cash Amount") in cash on January 2, 1998. The Cash Amount shall be evidenced by an interest-free promissory note in substantially the form attached hereto as Exhibit A-1.

                  (b) A number of shares of Common Stock, $.001 par value, of Castle Dental Centers, Inc. ("Castle Dental" or "Parent"), equal to One Hundred Sixty-Five Thousand (165,000 shares). Such shares (the "Castle Dental Shares") shall be issued in the name of Steve W. Lebo, D.D.S. in his individual capacity.

         3.2 ADDITIONAL CONTINGENT PURCHASE PRICE CONSIDERATION. Shareholder shall be eligible to receive additional consideration for the Merger as follows:

                  (a) In the event that the earnings attributable to the Business operations of the Company before interest, taxes, depreciation and amortization, excluding any general corporate overhead allocation or charges with respect to general and administrative expenses of Castle Dental or Purchaser, but including a cost of capital charge for the interest expense associated with the outstanding indebtedness of the Company as of the Closing Date and the build-out and equipment pursuant to the Company's planned expansion into the new dental center in North Richland Hills, Texas ("EBITDA") for the period commencing January 1, 1998, and ending as of the close of business on December 31, 1998 (the "1998 Fiscal Year") exceeds $750,000 (the "Excess Amount"), Shareholder shall be entitled to receive, as an addition to the Purchase Price and not as compensation, an amount equal to the product determined by multiplying the Excess Amount by 4.25 (the "Earnout Amount"); provided, however, that in no event shall the Earnout Amount exceed $500,000. At the option of Purchaser, to be determined by Purchaser prior to the end of the 1998 Fiscal Year, the Earnout Amount shall be payable in cash or by the delivery by Purchaser to Shareholder of a note in the form of Exhibit A-2 attached hereto (the "Note"). The Earnout Amount shall be due and payable to Shareholder on or before, but not later than, March 31, 1999.

                  (b) EBITDA, the Excess Amount and the Earnout Amount for the 1998 Fiscal Year shall be calculated by Purchaser's Chief Financial Officer or Treasurer (the "Purchaser's Accountant"). The operations of the Company, the books and records, and the accounting systems and procedures utilized in connection therewith, shall be maintained in a manner so as to enable EBITDA, the Excess Amount and the Earnout Amount for the 1998 Fiscal Year to be determined. Within forty-five (45) calendar days of the close of the 1998 Fiscal Year, Purchaser will prepare and deliver to Shareholder an income statement as of the close of the 1998 Fiscal Year (the "1998 Fiscal Year Income Statement") showing the computation of EBITDA for the 1998 Fiscal Year, computed in accordance with the provisions set forth herein. The 1998 Fiscal Year Income Statement will be prepared, and EBITDA as set forth on such income statement will be determined, in accordance with GAAP (to the extent applicable to such calculation) applied on a basis consistent with that theretofore used in, and in accordance with the same accounting principles theretofore applied on an historical basis in, the preparation of the Company's financial statements for the period prior to the Closing Date. The 1998 Fiscal Year Income Statement shall also set forth the calculations of the Excess Amount and the Earnout Amount computed in accordance with the provisions set forth herein. Within fifteen (15) calendar days following receipt of the 1998 Fiscal Year Income Statement, Shareholder shall notify Purchaser in writing as to whether Shareholder agrees with the calculations of EBITDA, the Excess Amount and the Earnout Amount as calculated by Purchaser's Accountant. In the event Shareholder does not agree with such calculations, or to the extent Shareholder does not agree with such calculations, the 1998 Fiscal Year Income Statement shall be reviewed by Coopers & Lybrand, L.L.P., or any successor entity thereto (the "Independent Accountants") who shall determine EBITDA, the Excess Amount and the Earnout Amount to the extent disputed by Shareholder. If the Shareholder does not provide the foregoing notice within said fifteen (15) day period or to the extent Shareholder does not disagree with any of the calculations made by the Purchaser's Accountant, such financial statements or calculations, as the case may be, shall be deemed accepted by the Shareholder. Such 1998 Fiscal Year Income Statement shall be reviewed by the Independent Accountants and shall include a schedule prepared by the Independent Accountants showing such of the computations of EBITDA, the Excess Amount and the

         Earnout Amount disputed by Shareholder. In determining EBITDA, the Excess Amount and the Earnout Amount for the 1998 Fiscal Year, the 1998 Fiscal Year Income Statement and the accompanying schedules setting forth EBITDA, the Excess Amount and the Earnout Amount, as prepared by the Independent Accountants, shall be conclusive on the parties as to whether any Earnout Amount is payable with respect to the 1998 Fiscal Year.

                  (c) Within fifteen (15) calendar days after receipt by Purchaser and Shareholder of the 1998 Fiscal Year Income Statement pursuant to which the Earnout Amount is payable, such Earnout Amount shall be payable to Shareholder either in cash or by delivery of the Note.

         3.3 AGENCY RELATIONSHIP. In the event that, following the Closing Date, the Shareholder receives any funds, documents or instruments which constitute or are delivered in respect of the dental operations of the Company, the Shareholder agrees to hold such funds, documents or instruments in trust for Purchaser and as Purchaser's agent therefor.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND THE SHAREHOLDER

         4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER. As an inducement to the Purchaser to enter into and perform this Agreement, the Company and the Shareholder, jointly and severally, hereby represent and warrant to Purchaser as follows:

         4.2 EXISTENCE AND GOOD STANDING. The Company is a professional corporation duly organized and validly existing under the laws of the State of Texas. The Company has all requisite corporate power and authority to own, lease and operate its property and to carry on the Business as now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

         4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has all requisite corporate power and authority, and the Shareholder has all requisite power and authority, to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors and the Shareholder of the Company, and no other action on the part of the Company or its Shareholder is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Shareholder and is a valid and binding obligation of the Company and the Shareholder enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         4.4 CAPITAL STOCK. The authorized capital stock of the Company consists solely of 1,000 shares of common stock the ("Stock") of which 1,000 shares have been issued, and are outstanding, all of which are owned by the Shareholder. All of the shares of common stock of the Company have been duly and validly authorized and issued, and are fully paid and nonassessable and free of any liens or encumbrances.

         4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
Schedule 4.5, the execution, delivery and performance of this Agreement by the Company and the Shareholder and the consummation by the Company and the Shareholder of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of the Company; (b) to the knowledge of the Company and Shareholder, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or the Shareholder or by which any of their respective properties or assets may be bound; (c) to the knowledge of the Company and Shareholder, require any filing by the Company or the Shareholder with, or require the Company or the Shareholder to obtain any permit, consent or approval of, or require the Company or the Shareholder to give any notice to, any governmental or regulatory body, agency or authority other than as set forth on
Schedule 4.5 attached hereto, except where the failure to make any such filing, give any such notice or obtain any such permit, consent or approval would not have a Material Adverse Effect on the Company; or (d) result in a violation or breach by the Company or the Shareholder of, conflict with, constitute (with or without due notice or lapse of time or both) a default by the Company or the Shareholder (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the Shareholder under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which the Company or the Shareholder is a party, or by which the Company or any of its properties or assets may be bound, which would have a Material Adverse Effect on the Company.

         4.6 SUBSIDIARIES AND AFFILIATES. Except as set forth on Schedule 4.6, the Company has no subsidiaries and has not conducted business under any other name except its legal name in its articles of incorporation. Except as set forth on Schedule 4.6, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the

Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         4.7 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. The Company has heretofore furnished Purchaser with the unaudited balance sheet of the Company as of the Closing Balance Sheet Date (the "Closing Date Balance Sheet") and the unaudited statements of operations and cash flows for the period then ended described on Schedule 4.7 (together with the Closing Date Balance Sheet, the "Company Financial Statements"). The Financial Statements fairly present in all material respects the financial position of the Company at the date thereof and the results of operations of the Company and its cash flows for the period indicated. Except as set forth on Schedule 4.7, since the Closing Balance Sheet Date there has been no material adverse change in the assets or liabilities, or in the business or financial condition or in the results of operations of the Company.

         Other than as (i) disclosed on the Financial Statements, (ii) incurred since the Closing Balance Sheet Date in the ordinary course of business or (iii) disclosed on Schedule 4.7 or another Schedule hereto, the Company has no direct or indirect indebtedness, liability, claim, deficiency, obligation or responsibility, known or unknown, fixed or contingent, liquidated or unliquidated, accrued, absolute or otherwise.

         4.8 BOOKS AND RECORDS. The Company has previously made available to Purchaser true, correct and complete copies of its articles of incorporation and bylaws, and all amendments to each. The minute book of the Company, as previously made available to Purchaser and its representatives, contains accurate records in all material respects of the meetings of the shareholders and Board of Directors of the Company.

         4.9 TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION. Except as set forth on Schedule 4.9, and except for properties and assets reflected in the Company Financial Statements or acquired since the Closing Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, the Company has good and valid title to its assets, subject to no Encumbrances except for (i) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company in the operation of the Business, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, (iii) Encumbrances created by Purchaser, or (iv) Encumbrances which would not reasonably be expected to have a Material Adverse Effect on the Company (Encumbrances of the type described in clauses (i), (ii), (iii) and (iv) above are hereinafter sometimes referred to as "Permitted Encumbrances"). The Company has heretofore furnished Purchaser with a fixed asset ledger which sets forth all fixed assets owned by the Company as of the Closing Balance Sheet Date. To the knowledge of the Company and the Shareholder, there are no defects in such assets that would have a Material Adverse Effect on the ability of Purchaser to use such assets in the ordinary course of its Business, ordinary wear and tear excepted.

         4.10 REAL PROPERTY. Schedule 4.10 identifies all interests in real property (the "Property") owned or used by the Company in the Business, including leases, and includes the name of the record title holder thereof. All of the buildings, structures and appurtenances situated on the Property owned by the Company and the premises leased by the Company are in good operating condition sufficient for their intended use, and in a state of good maintenance and repair, subject to ordinary wear and tear and except where the failure to be maintained or the sufficiency of the condition would not have a Material Adverse Effect on the Company. The Property has adequate rights of ingress and egress for operation of the Business in the ordinary course. No condemnation or similar proceeding is pending or, to the knowledge of the Company and the Shareholder, threatened, which would preclude or impair the use of any such property, except where such proceeding would not have a Material Adverse Effect on the Company.

         4.11 LEASES. Schedule 4.11 contains an accurate and complete list of all material personal property leases to which the Company is a party (as lessee or lessor). Copies of each of such leases have been made available to Purchaser. Each lease set forth on Schedule 4.11 is in full force and effect, and no event has occurred that with the giving of notice, the passage of time or both would constitute a default thereunder except for any default which would not have a Material Adverse Effect on the Company.

         4.12 MATERIAL CONTRACTS. Schedule 4.12 contains an accurate and complete list of all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). Except as set forth on
Schedule 4.12, none of such contracts include (a) any agreement, contract or commitment relating to the employment of any person by the Company, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distributions, (c) any agreement, contract or commitment relating to capital expenditures in excess of $5,000; (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any Person, or (h) any agreement, contract or commitment which involves $5,000 or more and is not cancelable without penalty within 30 days. Also set forth on such Schedule 4.12 is a list of all proposals submitted by the Company to any third party that, if accepted by such third party, would require disclosure on Schedule 4.12. Except where it would not have a Material Adverse Effect on the Company, each contract or agreement set forth on Schedule 4.12 is in full force and effect except for any contracts or leases described thereon which expire by their terms prior to the Closing and there exists no default or event of default or event, occurrence, condition or act (including the Merger hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder except for any such default, event of default, event, occurrence, condition or act which would not have a Material Adverse Effect on the Company.

         4.13 PERMITS. Schedule 4.13 lists all of the material governmental and other third party permits (including occupancy permits), licenses, consents and authorizations ("Permits") required, to the knowledge of the Company and the Shareholder, in connection with the use, operation or ownership of the Company's assets and the conduct of the Business as currently conducted. The Company or Shareholder holds all of the Permits listed on Schedule 4.13, and none is presently subject to revocation or challenge except for those Permits which expire by their terms prior to the Closing or which if revoked would not have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.13, all such Permits will be assignable by the Company to Purchaser or Castle PC pursuant to Section 7.9 of the Agreement.

         4.14 LITIGATION. Except as set forth on Schedule 4.14, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company and the Shareholder, threatened, against or affecting the properties, rights or goodwill of the Company, the Shareholder, or employees of the Company, and the Company and the Shareholder do not know of any valid basis for any such action, proceeding or investigation which, if determined adversely to the Company, would have a Material Adverse Effect on the Company. There are no such suits, actions, claims, proceedings or investigations pending or to the knowledge of the Company and the Shareholder threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Schedule 4.14 also describes any actions, suits, disciplinary proceedings and investigations undertaken by the Dental Board of the State of Texas, or other body regulating the activities of dentists, against the Company, the Shareholder or any employee of the Company or the Shareholder.

         4.15 TAXES. (a) Except as set forth on Schedule 4.15, all returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods"), which are required to be filed by or with respect to the Company (collectively, the "Returns") have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respect except where the failure to file any of the Returns in a timely fashion would not have a Material Adverse Effect on the Company.

                  (b) Except as set forth on Schedule 4.15, there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Company or the Shareholder, threatened by any authority regarding any Taxes relating to the Company for any Pre-Closing Period.

                  (c) There are no liens or security interests outstanding on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes.

                  (d) Except as set forth on Schedule 4.15, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Company for any Pre-Closing Period and the Company has not been requested to enter into any such agreement or waiver.

                  (e) All Taxes relating to the Company which the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                  (f) The Company is not now nor has ever been a party to any Tax allocation or sharing agreement that would result in any liability to Purchaser.

         4.16 INSURANCE. Schedule 4.16 sets forth a complete list of insurance policies that the Company maintains with respect to its Business and properties or on its employees. Such policies are in full force and effect except for those policies which by their terms expire prior to the Closing. In the judgment of the Company, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which the Company and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

         4.17 INTELLECTUAL PROPERTIES. Schedule 4.17 sets forth all material Intellectual Property used in the Business and the owner of such Intellectual Property. To the knowledge of the Company and the Shareholder, the operation of the Business as conducted by the Company as of the Closing Date requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 4.17 and rights granted to the Company pursuant to agreements listed on Schedule 4.17 except where the failure to obtain such rights would not have a Material Adverse Effect on the Company. Except as otherwise set forth on
Schedule 4.17, the Company owns all right, title and interest in the Intellectual Property listed on Schedule 4.17. No litigation is pending or, to the knowledge of the Company or the Shareholder, threatened wherein the Company is accused of infringing or otherwise violating the Intellectual Property rights of another, or of breaching a contract conveying rights under Intellectual Property.

         4.18 COMPLIANCE WITH LAWS. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees applicable to the Business except for non-compliance which would not have a Material Adverse Effect on the Company.

         4.19 EMPLOYMENT RELATIONS. (a) The Company is not now engaging and has not engaged in any unfair labor practice; (b) to the knowledge of the Company and the Shareholder, no representation question exists respecting the employees of the Company; (c) the Company has not been notified of any grievance that would have a Material Adverse Effect on the Company and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (f) no collective bargaining agreement is currently being negotiated by the Company.

         4.20 EMPLOYEE BENEFIT PLANS. The Company has delivered or made available to Purchaser true and complete copies of all employee benefit plans, policies, programs and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date (the "Plans"). Each of the Plans has, to the knowledge of the Company and the Shareholder, been maintained in compliance with its terms and the requirements of all applicable laws except for non-compliance which would not have a Material Adverse Effect on the Company. None of the Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and the Company and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

         4.21 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth in
Schedule 4.21, and except where it would not have a Material Adverse Effect on the Company (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Company Property or any property adjoining any Company Property by the Company, its employees or, to the knowledge of the Company and the Shareholder, its authorized agents or its independent contractors (including suppliers), (b) Hazardous Materials have not been Released or disposed of by the Company, its employees or, to the knowledge of the Company and the Shareholder, its authorized agents or its independent contractors (including suppliers) on any Company Property or any property adjoining any Company Property except such Releases which do not violate any Environmental Laws, (c) the Company is, to its and the Shareholder's knowledge, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Company Property, (d) there are no pending or, to the knowledge of the Company and the Shareholder, threatened Environmental Claims against the Company or any Company Property, (e) there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any Company Property known to the Company or the Shareholder that could reasonably be anticipated (A) to form the basis of an Environmental Claim against the Company or any Company Property, or (B) to cause such Company Property to be subject to any restrictions on the ownership, occupancy use or transferability of such Company Property under any Environmental Law, (f) there are not now, and to the knowledge of the Company and the Shareholder, there never have been any underground storage tanks located on any Company Property, and (g) the Company has not in the ordinary course of business transported or stored Hazardous Materials.

         4.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except for relationships with Affiliates or as set forth on Schedule 4.22, the Company does not possess, directly or indirectly, any financial interest in, and the Shareholder does not serve as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of the Company.

         4.23 COMPENSATION OF EMPLOYEES. Set forth on Schedule 4.23 is an accurate and complete list showing the names of all current employees of the Company whose compensation from the Company during the current fiscal year exceeded an annualized rate of $20,000, together with a statement of the full amount paid or payable to each such person for services rendered during the current fiscal year to date.

         4.24 PAYORS. Schedule 4.24 sets forth the eight largest payors of the Company for the most recently completed fiscal year. The relationship of the Company with each of such payors as of the date of this Agreement is a good commercial working relationship, and except as set forth on Schedule 4.24 no significant payor has canceled or otherwise terminated or, to the knowledge of the Company or the Shareholder, threatened to cancel or otherwise terminate its relationship with the Company within the last three years.

         4.25 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. Except as set forth on
Schedule 4.25, the Accounts Receivable on the Closing Date Balance Sheet are collectible in the ordinary course of business, net of the reserves established with respect thereto. Except as set forth on Schedule 4.25, there has been no material adverse change since the Closing Balance Sheet Date (other than in the ordinary course of business) in the amount of the Accounts Receivable or other fees or debts due to the Company or the allowances with respect thereto, or any material adverse change in Accounts Payable by the Company, from that reflected in the Closing Date Balance Sheet.

         4.26 INVESTMENTS. The assets of the Company do not include any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

         4.27 BROKER'S OR FINDER'S FEES. Except for a broker's fee payable by Shareholder, no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from the Company or Shareholder in connection with this Agreement or any of the transactions contemplated hereby.

         4.28 COPIES OF DOCUMENTS. The Company has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

         4.29 INVESTMENT REPRESENTATIONS.

                  (a) Shareholder understands that the Castle Dental Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Shareholder also understands that the Castle Dental Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon his representations contained in this Agreement.

                  (b) Shareholder, in consultation with his accountants, attorneys and financial advisors has, the requisite experience in evaluating and investing in private placement transactions of securities so that he is capable of evaluating the merits and risks of his investment in Castle Dental and has the capacity to protect his own interests. Shareholder understands that he must bear the economic risk of this investment indefinitely unless the Castle Dental Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow him to transfer all or any portion of the Castle Dental Shares under the circumstances, in the amounts or at the times it might propose.

                  (c) Shareholder is acquiring the Castle Dental Shares for his own account for investment only, and not with a view towards distribution.

                  (d) Shareholder represents that by reason of his business or financial experience, he has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement.

                  (e) Shareholder represents that he is an accredited investor within the meaning of Regulation D under the Securities Act.

                  (f) Shareholder has truthfully completed and delivered to Castle Dental a Purchaser Suitability Questionnaire in the form attached hereto as Exhibit B.

         4.30 DUE DILIGENCE. The Company and Shareholder have had reasonable access to the records and management of Castle Dental and Purchaser, and have satisfactorily completed their due diligence review of Castle Dental and Purchaser and have determined from such review that nothing materially and adversely affects their appraisal of the business, prospects and financial condition of Castle Dental.

         4.31 DISCLAIMER. No other representations or warranties of the Company or Shareholder are made or given and all such representations and warranties are disclaimed.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         5.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Shareholder as follows:

         5.2 EXISTENCE AND GOOD STANDING OF PURCHASER; POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Purchaser is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the character or location of its properties or the leasing of its assets or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Purchaser. No other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this agreement by Purchaser and the consummation of the transactions contemplated hereby.

         5.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both; (a) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of Purchaser;
(b) to the knowledge of Purchaser, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of its properties or assets may be bound; (c) to the knowledge of Purchaser, require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority or any third party; or (d) result in a violation or breach by Purchaser of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Purchaser (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser pursuant to, any of the terms, conditions or provision of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound, except in the case of Subsections 5.3(b), (c), and (d), for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

         5.4 CAPITAL STOCK. The authorized capital stock of Castle Dental consists solely of 30,000,000 shares of Castle Dental Common Stock of which 6,064,239 shares have been issued, and 5,000,000 shares of Castle Dental Preferred Stock, $.001 par value per share ("Preferred Stock"), of which 119,231 shares have been issued. All of the Castle Dental Shares of Castle Dental delivered pursuant to Section 3.1 hereof have been duly and validly authorized, and, upon issuance and delivery to Shareholder, will be validly issued, fully paid, nonassessable and free of any liens or Encumbrances.

         5.5 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Purchaser, threatened, against or affecting the properties, rights or goodwill of Castle Dental, Purchaser or their employees, except where such Proceeding would not have a Material Adverse Effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Castle Dental or Purchaser, and Purchaser does not know of any valid basis for any such action, proceeding or investigation. There are no such Proceedings pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

         5.6 FINANCIAL STATEMENTS. The audited financial statements of Castle Dental as of December 31, 1996, and the financial statements of Purchaser described on Schedule 5.6 (collectively, the "Purchaser Financial Statements"), are complete and correct in all material respects and present fairly in accordance with generally accepted accounting principles consistently applied, the respective financial condition of Castle Dental and Purchaser and the results of their respective operations as of the dates thereof and for the periods indicated.

         5.7 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

         5.8 BUSINESS INFORMATION. Parent has delivered to Shareholder accurate and complete copies of the information with respect to Parent and Purchaser set forth on Schedule 5.8 (collectively the "Business Information"). As of the date hereof, the information contained in the Business Information is true and correct in all material respects and does not omit any material fact necessary to be stated therein or required to be stated therein in order to make any statement contained therein not misleading.

         5.9 SEC FILINGS. Parent has timely made all filings with the SEC pursuant to the provisions of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") (collectively the "Public Reports"). Each of the Public Reports complies in all material respects with the Securities Act and the Exchange Act, including but without limitation, the current public information requirements set forth in Rule 144 of the Securities Act. None of the Public Reports, as of their respective dates, contains any untrue statement of any material fact or omits to state material fact necessary in order to make any statements made therein, in light of the circumstances under which they were made, not misleading. Parent has delivered to Shareholder a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

         5.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 5.10, since the date of the latest of the Purchaser Financial Statements (i) there has not been any material adverse change in Parent or Purchaser, or any event or condition that might reasonably be expected to result in any material adverse change in Parent or Purchaser; (ii) Parent's and Purchaser's business has been conducted only in the ordinary course consistent with past practice; or (iii) neither Parent nor Purchaser has suffered any material loss, damage, destruction or other casualty to any of their respective assets (whether or not covered by insurance).

         5.11 COMPLIANCE WITH LAWS. Except as set forth on Schedule 5.11, Purchaser has complied in all material respects with all applicable laws relating to the ownership or operation of its assets and properties or the operation of its business, except for noncompliance with such applicable laws which would not have a Material Adverse Effect on Purchaser. Purchaser is not charged or, to the knowledge of Purchaser, threatened with, or, under investigation with respect to, any violation of any applicable laws relating to any aspect of the ownership or operation of its assets or the operation of its business.

         5.12 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth on
Schedule 5.12, and except where it would not have a Material Adverse Effect on the Purchaser (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Purchaser property or any property adjoining any Purchaser property by the Purchaser, its employees or, to the knowledge of the Purchaser, its authorized agents or its independent contractors (including suppliers), (b) Hazardous Materials have not been Released or disposed of by the Purchaser, its authorized agents or its independent contractors (including suppliers) on any Purchaser property or any property adjoining any Purchaser property except such Releases which do not violate any Environmental Laws, (c) the Purchaser is, to its knowledge, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Purchaser property, (d) there are no pending or, to the knowledge of the Purchaser, threatened Environmental Claims against the Purchaser or any Purchaser property, (e) there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any Purchaser property known to the Purchaser that could reasonably be anticipated
(A) to form the basis of an Environmental Claim against the Purchaser or any Purchaser property, or (B) to cause such Purchaser property to be subject to any restrictions on the ownership, occupancy use or transferability of such Purchaser property under any Environmental Law, (f) there are not now and there never have been any underground storage tanks located on any Purchaser property, and (g) the Purchaser has not in the ordinary course of business transported or stored Hazardous Materials.

         5.13 TAXES. (a) Except as set forth on Schedule 5.13, all returns and reports for Taxes for all Pre-Closing Periods, which are required to be filed by or with respect to the Purchaser and Parent (collectively, the "Purchaser Returns") have been or will be filed when due in a timely fashion and such Purchaser Returns as filed are or will be accurate in all material respect except where the failure to file any of the Purchaser Returns in a timely fashion would not have a Material Adverse Effect on the Parent or Purchaser.

                  (b) Except as set forth on Schedule 5.13, there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Purchaser, threatened by any authority regarding any Taxes relating to the Purchaser or Parent for any Pre-Closing Period.

                  (c) There are no liens or security interests outstanding on any of the assets of the Purchaser or Parent that arose in connection with any failure (or alleged failure) to pay any Taxes.

                  (d) Except as set forth on Schedule 5.13, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Purchaser or Parent for any Pre-Closing Period and neither the Purchaser nor Parent has been requested to enter into any such agreement or waiver.

                  (e) All Taxes relating to the Purchaser or Parent which the Purchaser or Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                  (f) Neither Purchaser nor Parent is now or has ever been a party to any Tax allocation or sharing agreement that would result in any liability to Purchaser or Parent.

         5.14 DISCLAIMER. No other representations or warranties of the Purchaser are made or given and all such representations and warranties are disclaimed.

                                   ARTICLE VI

                   CONDITIONS TO THE SHAREHOLDER'S OBLIGATIONS

         The obligations of the Shareholder under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by the party entitled to performance) on or prior to the Closing Date of all of the following conditions:

         6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall have delivered to the Shareholder on the Closing Date a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

         6.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to the Shareholder a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

         6.3 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Purchaser shall have delivered to the Shareholder a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect to the knowledge of such officer.

         6.4 CONSIDERATION. The Shareholder shall have received the Purchase Price described in Section 3.1.

         6.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         6.6 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Shareholder and his counsel, and the Shareholder shall have received copies of all such documents and other evidence as his or his counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         6.7 GOOD STANDING CERTIFICATES. The Shareholder shall have received good standing and corporate existence certificates respecting Purchaser and Castle Dental.

         6.8 EMPLOYMENT AGREEMENT. Shareholder and Castle PC shall have entered into an Employment Agreement, substantially in the form of Exhibit C (the "Employment Agreement").

         6.9 REGISTRATION RIGHTS AGREEMENT. Shareholder and Castle Dental shall have entered into the Registration Rights Agreement, substantially in the form of Exhibit D (the "Registration Rights Agreement").

         6.10 NO MATERIAL ADVERSE CHANGE. Except as disclosed in this Agreement or in any of the schedules to the Parent Disclosure Letter, since the latest of the Purchaser Financial Statements, there shall be no event, circumstance or condition which, individually or in the aggregate, could have a Material Adverse Effect on either Parent or Purchaser.

         6.11 RESOLUTIONS. Shareholder shall have received copies of the resolutions of the boards of directors of Parent and Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement, the other agreements to be executed in connection with this Agreement and the transactions contemplated hereby, certified by the secretary or an assistant secretary of Parent and Purchaser.

         6.12 LEGAL OPINION. Purchaser shall have delivered to Shareholder the opinion of its counsel, such opinion to be in form and substance satisfactory to Shareholder's counsel.

                                   ARTICLE VII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of all of the following conditions:

         7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Shareholder contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date; and the Company and the Shareholder shall have delivered to Purchaser on the Closing Date a certificate of an authorized representative of the Company and the Shareholder, dated the Closing Date, to such effect.

         7.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of the Company to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Company shall have delivered to Purchaser a certificate of an authorized representative of the Company, dated the Closing Date, to such effect.

         7.3 DOCUMENTS OF CONVEYANCE. Purchaser shall have received from Shareholder the Stock duly endorsed or accompanied by a blank stock power, duly endorsed and otherwise in form sufficient to transfer the Stock to Purchaser.

         7.4 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Company shall have delivered to Purchaser a certificate of an authorized representative of the Company, dated the Closing Date, to such effect to the knowledge of such officer.

         7.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         7.6 CONSENTS. Each of the consents referred to in Schedule 4.5 attached hereto shall have been obtained, and Purchaser shall have also received the consent of all other parties, including its senior lender, whose consent is required to permit Purchaser to perform its obligations hereunder.

         7.7 LEGAL OPINION. The Company and Shareholder shall have delivered to Purchaser the opinion of their counsel, such opinion to be in form and substance satisfactory to Purchaser's counsel.

         7.8 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         7.9 CASTLE PC. Castle PC shall have entered into the Employment Agreement and the Company shall have duly and validly assigned to Castle PC all reimbursement contracts with third party insurance companies, managed care companies and other reimbursement sources. The Company shall also have delivered to Castle PC all patient records and shall have duly and validly assigned to Castle PC all Permits and such other of the assets of the Company as are required for Castle PC to perform its obligations under the Management Services Agreement with Purchaser. In addition, the Company shall have duly and validly transferred to Castle PC all other assets the ownership and operation of which requires a valid license to practice dentistry.

         7.10 GOOD STANDING CERTIFICATES. Purchaser shall have received good standing and corporate existence certificates respecting the Company.


                                  ARTICLE VIII

                  COVENANTS OF THE COMPANY AND THE SHAREHOLDER

         The Company and the Shareholder hereby covenant and agree with Purchaser as follows:

         8.1 COOPERATION BY THE COMPANY AND THE SHAREHOLDER. Pending the Closing, the Company and the Shareholder shall use their reasonable best efforts to cooperate with Purchaser to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable the Company and the Shareholder to effect the transactions contemplated on its or his part hereby, and the Company and the Shareholder shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. The Company and the Shareholder further agree to deliver to Purchaser prompt written notice of any event or condition which if it existed on the date of this Agreement, would result in any of the representations and warranties of the Company or the Shareholder contained herein being untrue in any material respect.

         8.2 AMENDMENT OF SCHEDULES. Company and Shareholder agree that, with respect to the representations and warranties of Company and Shareholder contained in this Agreement, Company and Shareholder shall have the continuing obligation until the Closing to supplement or amend promptly any schedules attached hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in any schedules attached hereto; provided, however, that any supplement or amendment to any schedules attached hereto shall not cure any breach of any representations or warranties hereunder.

         8.3 CONDUCT OF BUSINESS. Except as Purchaser may otherwise consent to in writing (which consent will not be unreasonably withheld), between the date hereof and the Closing Date, the Company shall, (a) conduct the Business only in the ordinary course, (b) use its reasonable efforts to keep available the services of its employees and maintain satisfactory relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (c) maintain, consistent with past practice and good business judgment, all of the Company's assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all of the Company's assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (d) maintain the Company's books and records in the usual, regular and ordinary manner, on a basis consistent with past practice.

         8.4 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither the Company nor the Shareholder shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser, concerning the Merger or any material part thereof or a similar transaction involving the Company or the Shareholder.

         8.5 REVIEW OF THE ASSETS. Purchaser may, prior to the Closing Date, through its representatives, review (a) the assets of the Company, (b) the complete working papers of the Company's certified public accountants used in their preparation of financial statements for the Company and (c) the books and records of the Company and to otherwise review the financial and legal condition of the Company as Purchaser deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by the Company and the Shareholder hereunder or the remedies of Purchaser for breaches of those representations and warranties. Such review shall occur only during normal business hours upon reasonable notice by Purchaser. The Company and the Shareholder shall permit Purchaser and its representatives to have, after the execution of this Agreement, full access to employees of any Company who can furnish Purchaser with financial and operating data and other information with respect to the Business as Purchaser shall from time to time reasonably request.

         8.6 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, the Company and the Shareholder shall, at the reasonable request of Purchaser and at Purchaser's expense, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to consummate and make effective the Merger.


                                   ARTICLE IX

                             COVENANTS OF PURCHASER

         Purchaser hereby covenants and agrees with the Company and the Shareholder as follows:

         9.1 COOPERATION BY PURCHASER. Purchaser will use its reasonable best efforts, and will cooperate with the Company and the Shareholder, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Purchaser to effect the transactions contemplated on its part hereby, and Purchaser will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Purchaser further agrees to deliver to the Company and the Shareholder prompt written notice of any event or condition, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Purchaser contained herein being untrue in any material respect.

         9.2 AMENDMENT OF SCHEDULES. Purchaser agrees that, with respect to the representations and warranties of Purchaser contained in this Agreement, Purchaser shall have the continuing obligation until the Closing to supplement or amend promptly any schedules attached hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in any schedules attached hereto; provided, however, that any supplement or amendment to any schedules attached hereto shall not cure any breach of any representations or warranties hereunder.

         9.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Purchaser shall, at the request of the Company or the Shareholder and at such Company's expense, execute and deliver any further instruments or documents and take all such further action as the Company may reasonably request in order to consummate and make effective the Merger.

         9.4 INDEMNIFICATION AND INSURANCE. From and after the Closing, the Company (or any successor thereto), Purchaser and Parent, and their respective affiliates, shall at all times fully perform all of their respective obligations to present and past officers and directors of the Company (collectively the "Indemnified Parties") under and pursuant to the provisions existing on the date of Closing set forth in the Articles of Incorporation, Bylaws and any other indemnification agreements of the Company (collectively, the "Company Indemnification Obligations"). The Company, Purchaser and Parent each covenant and agree, jointly and severally, not to take any action or fail to take any action, the effect or result of which would be to amend, alter, impair, reduce or eliminate, in whole or in part, any of the Company Indemnification Obligations. The Company, Purchaser and Parent, jointly and severally, covenant and agree to and with Shareholder to discharge promptly and fully all of the Company Indemnification Obligations.


                                    ARTICLE X

                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) by the mutual written consent of Purchaser, the Shareholder and the Company; or

                  (b) by Purchaser or the Shareholder in writing without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before December 31, 1997; or

                  (c) by either Purchaser, on the one hand, or the Shareholder and the Company, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement), if the other party shall (i) fail to perform its or their covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) have breached any of its representations or warranties contained herein.

         10.2 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except as set forth in this Section 10.2 or in Sections 12.9 and 12.12 hereof. Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies available either at law or in equity, it being the intent of the parties hereto that if this Agreement is terminated by reason of a default or breach of this Agreement by the non-terminating party or parties, the terminating party shall be entitled to recover its damages, costs and expenses by reason thereof.

                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

         11.1 INDEMNIFICATION OF THE COMPANY AND THE SHAREHOLDER. The Purchaser, from and after the Closing Date, shall indemnify, defend and hold the Company and the Shareholder and their respective Affiliates (the "Company Indemnitees") harmless from and against any and all damages (including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages")), suffered by any Company Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty or breach, nonperformance, nonobservance or nonfulfillment of any agreement or covenant on the part of the Purchaser under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Shareholder by the Purchaser pursuant to the terms of this Agreement or (b) any liability or obligation (other than those for which Purchaser is being indemnified by the Company and the Shareholder hereunder) which pertains to the ownership, operation or conduct of the Business or the Company's assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date.

         11.2 INDEMNIFICATION OF THE PURCHASER. The Company and the Shareholder, jointly and severally, shall indemnify and hold Purchaser and its Affiliates (the "Purchaser Indemnitees") harmless from and against any and all Damages suffered by any Purchaser Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Company or the Shareholder under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Purchaser by the Company pursuant to the terms of this Agreement or (b) any liability or obligation (other than those for which the Company and the Shareholder are being indemnified by Purchaser hereunder) which pertains to the ownership, operation or conduct of the Business arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date.

         11.3 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

         11.4 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement using counsel reasonably acceptable to the indemnified party; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim and if such notice is not so delivered, the indemnified party shall have the right to contest, defend and settle such Claim at the expense of the indemnifying party using counsel of its own choosing. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto provided it assumes the defense of the Claim; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party. The indemnifying party shall not compromise or settle any Claim, in whole or in part, or incur any costs or expenses or otherwise assume any contractual obligation, or admit any liability, with respect to any Claim, without the prior written consent of the indemnified party being first obtained and unless the indemnified party is given an absolute and unqualified release. Further, the indemnified party shall not compromise or settle any Claim, in whole or in part, unless or until the indemnifying party has been given an absolute and unconditional release of all liability and responsibility with respect to such Claim.

         11.5 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

         11.6 RIGHT TO PARTICIPATE. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

         11.7 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

         11.8 RIGHT OF SETOFF. Purchaser shall have the right to set off any amounts owed by the Company or Shareholder under this Article XI against any Earnout Amount Purchaser may owe pursuant to Section 3.2.

         11.9 DISPUTE AS TO RIGHT OF INDEMNIFICATION. In the event the question of the right of indemnification is submitted to a court of competent jurisdiction, arbitration panel or other tribunal for determination, all attorneys' fees and other costs and expenses in determining the question of the right of an indemnified party to indemnification shall be awarded to the prevailing party and against the party against whom such determination is rendered.

         11.10 INDEMNIFICATION DEDUCTIBLE. No Claim shall be asserted by an indemnified party pursuant to the provisions of this Article XI unless and until the amount of such indemnified party's Damages in the aggregate exceed $30,000 (the "Deductible"). An indemnifying party shall be liable for Damages in excess of the Deductible but limited to the Indemnification Cap (as defined below).

         11.11 INDEMNIFICATION CAP. The aggregate amount of Damages recoverable under this Agreement or in respect hereof (the "Indemnification Cap") by each of all of the Company Indemnitees and all of the Purchaser Indemnitees shall be limited to an amount equal to the Cash Amount and the fair market value of the Castle Dental Shares at the time the Damages are incurred. Shareholder shall have the right to tender Castle Dental Shares in satisfaction of any Damages for which he is responsible hereunder and receive credit therefore. Purchaser shall have the right to have an independent appraiser who is reasonably acceptable to Shareholder determine the fair market value of Shareholder's shares.

         11.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party hereto to the other pursuant to the terms of this Agreement shall survive the Closing, and continue in full force and effect until the second anniversary of the Closing Date (the "Survival Date"). From and after the Survival Date, no party hereto shall be under any liability whatsoever pursuant to this Article XI with respect to any matter for which indemnification may be sought except with respect to matters for which notice has been received in accordance with the provisions of this Article XI or matters known but not disclosed.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 SHAREHOLDER GUARANTEES. Purchaser agrees to use its commercially reasonable efforts to remove Shareholder as a personal guarantor or otherwise from personal liability on any obligation of the Company.

         12.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         12.3 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, permitted assigns, heirs, executors, administrators, receivers, trustees or legal representatives of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned to any Persons by any party hereto without the prior written consent of the non-assigning party. Any assignment in violation of this Section 12.2 shall not be effective to transfer any rights or obligations under this Agreement.

         12.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         12.5 HEADINGS. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         12.6 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall

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
constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         12.7 NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any Person (other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         12.8 SALES AND TRANSFER TAXES. Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

         12.9 EXPENSES. Except as otherwise provided in this Agreement, the Company, the Shareholder and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

         12.10 NOTICE. All notices, requests, demands, or other communications required or permitted to be given or made hereunder by any party hereto shall be given in writing and shall be deemed to have been duly given or made if delivered personally, or three Business Days after deposit in the United States Mail and transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or when sent by telecopier with confirmed receipt or when sent by prepaid overnight delivery service to the parties at the following addresses (or at such other addresses as shall be specified by the parties) by like notice:

                  if to Purchaser, to:

                  John M. Slack
                  Castle Dental Centers of Texas, Inc.
                  1360 Post Oak Boulevard
                  Suite 1300
                  Houston, Texas   77056-3021

                  with a copy to:

                  William D. Gutermuth
                  Bracewell & Patterson, L.L.P.
                  South Tower Pennzoil Place
                  711 Louisiana, Suite 2900
                  Houston, Texas   77002-2781
                  if to the Company or the Shareholder to:

                  Steve W. Lebo, D.D.S.
                  7505 Glenview, Suite 1
                  North Richland Hills, Texas 76180

                  with a copy to:

                  Richard S. Tucker
                  Jackson Walker L.L.P.
                  777 Main Street, Suite 1800
                  Fort Worth, Texas 76102

         12.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regards to conflict of law rules thereof.

         12.12 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may disclose such information as is required to comply with the requirements of its lenders and investors and to comply with applicable securities laws. No party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.

         12.13 ATTORNEYS' FEES. If any action at law or in equity, including any action for injunctive or declaratory relief, is brought to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose and which fees and expenses shall be in addition to any other relief which may be awarded.

         12.14 CONSENT TO JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any federal or state court located in Harris County, Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

         12.15 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

         12.16 ENFORCEMENT. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise any of the terms or provisions of this Agreement or any transactions contemplated hereby, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.



            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                   PURCHASER:

                                   CASTLE DENTAL CENTERS OF TEXAS, INC.


                                   ____________________________________
                                   John M. Slack
                                   Vice President

                                    COMPANY:

                                    STEVE W. LEBO, D.D.S., INC.

                                    ____________________________________
                                    Steve W. Lebo, D.D.S.
                                    President



                                   SHAREHOLDER:


                                   ____________________________________
                                   Steve W. Lebo, D.D.S.